Exhibit 10.5

Where it’s Easy to get a Great Night’s Sleep!

Mattress Firm, Inc.
5815 Gulf Freeway
Houston, TX 77023

June 5, 2009

Dear George:

Mattress Firm, Inc. (MFI) is pleased to extend to you, the position of Vice President of Field Operations as a full-time employee, reporting directly to Brian Bandarra effective July 15, 2009.

Compensation

You will be compensated with a monthly rate of $17,916.67, subject to normal withholdings, paid semi-monthly.

Policies and Benefits

Your benefits and vacation accruals will continue as currently in place.

The Company reserves the right to amend or terminate any bonus program or benefits presently offered at it’s discretion at any time.

You will be eligible to participate in the Company’s management-level bonus program. This program will provide you with the opportunity to earn an annual “target” bonus award in an amount equal to a total of 25% of your earned wages for the year with various portions paid monthly, quarterly, and annually. Based on the achievement of bonus-award goals, the actual bonus can be in the range of zero percent of earned wages to twice the target bonus percentage (or 50%) of earned wages. The Company reserves the right to amend or terminate any bonus programs at its discretion.

Your equity interest in the Company will continue as currently in place.

At-Will Employment

If you choose to accept this offer, please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Mattress Firm, Inc. is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment.

Acceptance

To indicate your acceptance of this offer, please sign below. This offer shall remain open until July 1, 2009 at 5 p.m. CST. This letter, along with the Mattress Firm, Inc. Associates Manual, sets forth the terms of your employment with Mattress Firm, Inc. and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and the President of Mattress Firm, Inc.

Please return this signed letter to Carrie Ibrahim indicating your acceptance of this offer. You may fax a signed copy to (713) 651-2093.

George, congratulations on your new position! We hope you agree that you have a great contribution to make to the position and that you will find working it the role a rewarding experience.

Congratulations!

Brian Bandarra
Executive Vice President

Agreed to and Accepted by:

/s/ George McGill	6-8-09
George McGill	Date

MATTRESS FIRM, INC.

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

As a condition of my employment in the position of Vice President of Field Operations_with Mattress Firm, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and my receipt of the compensation now and hereafter paid to me by Company and the Company’s agreement in Section 2(a)(i), I, George McGill, agree to the following terms and conditions of this Employment, Confidentiality and Non-Competition Agreement, (the “Agreement”):

1.                                       At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE COMPANY’S CHIEF EXECUTIVE OFFICER. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.                                       Confidential Information.

(a)                                  Company Information.

(i)                                     The Company promises to provide me Confidential Information of the Company that will be unique and extensive and that will enable me to optimize the performance of my duties to the Company, including but not limited to the Company training program. In exchange, I agree to use such Confidential Information solely for the Company’s benefit. Notwithstanding the proceeding sentence, I agree that upon the termination of my employment in accordance with Section 1, the Company shall have no obligation to provide or otherwise make available to me any of its Confidential Information. I understand that “Confidential Information” means any Company proprietary information, marketing strategies, sales performance, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, the Company’s customers on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, pricing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii)                                  I agree at all times during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s Board of Directors, any of the Company’s Confidential Information.

(b)                                 Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)                                  Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information, and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.                                       Assignment of Work Product. I agree that I will promptly make a full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Work Product”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Work Product developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

4.                                       Conflicting Employment. I agree that, during the term of my employment with the Company, I will devote my full time and efforts to the Company and I will not engage in any other employment, occupation or consulting activity, nor will I engage in any other activities that conflict with my obligations to the Company.

5.                                       Returning Company Documents, etc. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to paragraphs 2 and 3 herein, in the event of the termination of my employment.

6.                                       Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.                                       Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not hire any employees of the Company and I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

11.                                     Arbitration and Equitable Relief.

(a)                             Arbitration. Except as provided in subsection (b) below, I agree that any dispute, claim or controversy concerning my employment or the termination of my employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b)                            Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, 5, 7, 8 and 9 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance or such injunction and to the ordering of specific performance.

12.                                 General Provisions.

(a)                                  Governing Law: Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HOUSTON, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST MY BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

(b)                                 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)                                  Severability. If one or more of the provisions in this Agreement are deemed void by law, including, but not limited to, the covenant not to compete in Section 9, then the remaining provisions will continue in full force and effect.

(d)                                 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(e)                                  Construction. The language used in this Agreement will be construed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

(f)                                    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

13.                                 I acknowledge and agree to each of the following items:

(a)                                  I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b)                                 I have carefully read this Agreement, I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c)                                  I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

Executed this 8 day of June, 2009.

EMPLOYEE:

/s/ George McGill
George McGill

MATTRESS FIRM, INC.

By:	/s/ Christine Brinkley